Exhibit 99.1
FOR IMMEDIATE RELEASE	Contact	Imagenetix Investor Relations	William P. Spencer
		(858)385-2797	Chief Executive Officer
Imagenetix, Inc.
Tel: (858) 674-8455

IMAGENETIX, INC. PROVIDES NET SALES GUIDANCE FOR THE SECOND  QUARTER FISCAL 2011

San Diego, CA***August 23, 2010***Imagenetix, Inc. (OTCBB:IAGX) announced today that based on solid bookings and sales activities in July and the first half of August that it expects its net sales for its second quarter of fiscal 2011 ending September 30, 2010, to be from $2.8 to $3.2 million, an increase of 158% to 195% compared to the first quarter of fiscal 2011and 47% to 68% compared to the second quarter of the previous fiscal year.

“The first two months of our September ending quarter have progressed nicely as a result of shipments and bookings  of our branded products in the mass market, Celadrin® and BioGuard®.  In addition BioGuard® is scheduled to be introduced at a major drug chain expanding its outreach beyond club stores,” said William Spencer, Imagenetix’s President and CEO. “We are not currently providing guidance on income, but expect with the significant increase in net sales that we will return to profitability.  We continue to see excellent acceptance of our products and believe we are positioned well for future revenue gains.”

Cautionary Statement:

The statements in this release relating to our guidance for net sales, profitability, and our being positioned for future revenue gains are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties that could cause our actual results to differ materially, including, but not limited to: the strength of the economic recovery or any further weakness or unexpected fluctuations in the U.S. or global economies; changes in demand or market acceptance of our products and the products of our customers; the mix of inventory we hold and our ability to satisfy short-term orders from our inventory; changes in utilization of our manufacturing capacity and our ability to effectively ramp our production levels; competitive developments including pricing pressures; the level of orders that are received and can be shipped in a quarter; the level of sell-through of our products through distribution; changes or fluctuations in customer order patterns and seasonality; disruptions in our business or the businesses of our customers or suppliers due to natural disasters, terrorist activity, armed conflict, war, worldwide oil prices and supply, public health concerns or disruptions in the transportation system; and general economic, industry or political conditions in the United States or internationally.

For a detailed discussion of these and other risk factors, please refer to Imagenetix’s filings on Forms 10-K and 10-Q. You can obtain copies of Forms 10-K and 10-Q and other relevant documents for free at the SEC's Web site (www.sec.gov) or from commercial document retrieval services.

Stockholders of Imagenetix are cautioned not to place undue reliance on our forward-looking statements, which speak only as of the date such statements are made. Imagenetix does not undertake any obligation to publicly update any forward-looking statements to reflect events, circumstances or new information after this August 23, 2010 press release, or to reflect the occurrence of unanticipated events.

About Imagenetix

Imagenetix, based in San Diego, California, is an innovator of scientifically tested, natural-based, proprietary, bioceutical products developed to enhance human health on a global basis.  Imagenetix develops and formulates propriety over-the-counter topical creams, skincare products and nutritional supplements to be marketed globally through multiple channels of distribution.  In addition, the company develops patentable compounds for entering into licensing agreements with pharmaceutical partners.  Imagenetix is the creator of Celadrin®.  Please visit, www.celadrin.com, www.bioguardhealth.com or www.imagenetix.net.